Exhibit 10.YY

AMENDMENT #3 TO CHAIRMANSHIP AGREEMENT

This Amendment #3 to the Chairmanship Agreement is entered into by and between Hasbro, Inc. (the “Company”) and Alan G. Hassenfeld (“Mr. Hassenfeld”) and is effective as of November 1, 2013.

WHEREAS, the Company and Mr. Hassenfeld entered into that certain Chairmanship Agreement, dated August 30, 2005, as amended May 22, 2008 and October 2009 (collectively, the “Agreement”);

WHEREAS, pursuant to the Agreement, the Company paid for the reasonable costs of the salary, bonus and fringe benefits for one administrative assistant for Mr. Hassenfeld through October 2013;

WHEREAS, Mr. Hassenfeld has requested that the Company continue to make available to him the support services of one administrative assistant who will be an employee of the Company for which he will pay the Company for the Company’s costs of the salary, bonus and fringe benefits for such administrative assistant (the “Services Arrangement”); and

WHEREAS, the Company and Mr. Hassenfeld desire to amend the Agreement to provide for the Services Arrangement;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

Section 5 shall be amended to add the following new paragraphs at the end of Section 5:

“The parties hereby agree that all payments provided for under items (a), (b), (c) and (d) of Section 5 of the Agreement have terminated. Subject to the terms and conditions of the Agreement as amended hereby, during the Service Period the Company shall make available to Mr. Hassenfeld the support services of one administrative assistant (the “Hasbro Employee”). The Company shall invoice Mr. Hassenfeld quarterly in advance (based on the Company’s fiscal quarters) for the Company’s pro-rata cost of the Hasbro Employee’s annual base salary, target bonus and fringe benefits (including 401(k), payroll taxes, FICA, social security, insurance costs for health, dental, vision benefits, and cost to administer these benefits). The fringe benefits will be billed at the Company’s budgeted fringe benefit rate, which is currently 33% of the Hasbro Employee’s base salary. The budgeted fringe benefit rate will be set by the Company annually, and Mr. Hassenfeld agrees to abide by such rate. Upon completion of each year, if the actual cost to the Company for the Hasbro Employee’s bonus or fringe benefits exceeds what Mr. Hassenfeld paid to the Company, the Company will include such additional cost in Mr. Hassenfeld’s next quarterly invoice. Costs shall be payable by Mr. Hassenfeld no later than the last business day of the quarter to which the invoice relates.

During the Service Period, if the Hasbro Employee’s position is terminated by the Company due to a workforce reduction or otherwise and the Hasbro Employee receives any severance benefits from the Company in connection with such termination, Mr. Hassenfeld agrees to reimburse the Company for the cost of such severance benefits. If the Hasbro Employee’s position is terminated in connection with the termination of the Services Arrangement or this Agreement by Mr. Hassenfeld, and the Company is unable to place the Hasbro Employee in an open position with the Company (such placement being in Hasbro’s sole discretion), Mr. Hassenfeld agrees to reimburse the Company for any associated severance costs. If the Hasbro Employee’s position is terminated by the Company in connection with the termination of the Services Arrangement, termination of this Agreement, or after termination of this Agreement, any associated severance costs will be paid by the Company.

Mr. Hassenfeld agrees to indemnify, defend and hold harmless the Company and its affiliates and each of their respective officers, directors, stockholders, agents and employees from an against any and all liability, claims, judgments, costs, demands and expenses (including reasonably attorney’s fees) arising directly or indirectly out of any claim (including a claim for worker’s compensation or unemployment benefits), demand or cause of action by the Hasbro Employee in connection with the Service Arrangement or any claim in any way relating to the Hasbro Employee’s performance of services for Mr. Hassenfeld.

Either party may terminate the Service Arrangement for any reason upon notice to the other party, such termination becoming effective as of the last day of the quarter in which notice is provided.”

All other terms and conditions of the Agreement shall remain in full force and effect.

The parties have executed this Amendment #3 effective as of the date set forth above.

HASBRO, INC.

By:	/s/ Deborah Thomas
Name:	Deborah Thomas
Title:	Executive Vice President and Chief Financial Officer

/s/ Alan G. Hassenfeld
Alan G. Hassenfeld